COVOL TECHNOLOGIES, INC.

                              List of Subsidiaries


                   Name                         Jurisdiction of
                                                  Organization

Industrial Management and Engineering, Inc.     Utah Corporation
State Incorporated                              Utah Corporation
Central Industrial Construction, Inc.           Utah Corporation
Larson Limestone Company, Inc.                  Utah Corporation
Utah Synfuel #1                                 Delaware limited
                                                  partnership
Alabama Synfuel #1, Ltd.                        Delaware limited
                                                  partnership